Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS THIRD QUARTER 2012 RESULTS

~ Rental Income Increased 9.6% Over the Third Quarter 2011 ~
~ FFO Increased 14.7% Over the Third Quarter 2011 ~

GREAT NECK, New York, November 8, 2012 — One Liberty Properties, Inc. (NYSE: OLP), the owner of a geographically diversified portfolio of retail, industrial, office and other properties primarily under long term leases in the United States, today announced operating results for the quarter ended September 30, 2012.

Third Quarter Highlights:

During the three months ended September 30, 2012, the Company:

•
amended its line of credit, increasing permitted borrowings to $75 million from $55 million, reducing the interest rate floor to 4.75% from 5.5%  and extending the facility’s expiration date by two years to March 31, 2015,

•
refinanced approximately $22.85 million of mortgage debt which matured September 1, 2012, bearing interest at the rate of 6.87% per year and secured by the eleven properties leased to Haverty Furniture Companies, Inc. with new mortgage debt in the aggregate principal amount of $25 million, maturing September 1, 2032 (subject to the lender’s option to call the debt after September 1, 2022) and bearing interest at the rate of 5.125% per year,

•	sold a property located at 119 Madison Avenue, New York City for approximately $18.25 million, generating a net gain of $15 million, and

•	raised approximately $2.3 million pursuant to an at the market offering program through the sale of 120,844 shares.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “Our results for the third quarter represent the ongoing progress we are making in improving the quality and sustainability of our funds from operations and demonstrates the benefit of the eleven acquisitions we made in the past 15 months.  While the pace of acquisitions has slowed in recent quarters, we continue to look at a significant volume of potential opportunities.  Even as prices for properties continue to rise, we remain opportunistic in our acquisition activities as we seek accretive additions to the portfolio. With the balance sheet activity we completed in the third quarter, including amending our credit facility, refinancing an approximately $23 million mortgage loan and closing a property sale for a net gain of $15 million, we are well positioned to take advantage of opportunities as they arise.”

Operating Results:

Rental income for the third quarter of 2012 increased 9.6% to $11.79 million from $10.76 million for the third quarter of 2011.  The increase is attributable primarily to rental income earned from the eleven properties acquired by the Company since July 2011.

Total operating expenses for the third quarter of 2012 increased 6.7% to $5.23 million from $4.9 million for the third quarter in the prior year. The increase is primarily attributable to increased depreciation and amortization, real estate expenses associated with the eleven properties acquired since July 2011, and general and administrative expense.

Income from continuing operations increased 17.8% to $3.11 million, or $0.21 per diluted share, from $2.64 million, or $0.18 per diluted share, in the third quarter of 2011.

Net income attributable to One Liberty for the third quarter of 2012 increased 565% to $18.41 million or $1.23 per diluted share compared to $2.77 million or $0.19 per diluted share for the third quarter of 2011.  Net income increased primarily due to the $15 million net gain, or $1.00 per diluted share, from the sale of the Madison Avenue property.

Funds from Operations:

Funds from Operations (“FFO”) increased 14.7% to $6.07 million in the third quarter of 2012, or $0.41 per diluted share, from $5.29 million in the third quarter of 2011, or $0.36 per diluted share.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Balance Sheet:

At September 30, 2012, the Company had $15.4 million of cash and cash equivalents, total assets of $469.1 million, total debt of $216.9 million and total equity of $236 million.

At October 31, 2012, One Liberty’s available liquidity, including the balances of $6 million it is required to maintain pursuant to the credit facility, was approximately $83.3 million, including $11.1 million of cash and cash equivalents and $72.2 million available under the credit facility.

Dividend:

On October 4, 2012, the Company paid a quarterly cash dividend of $0.33 per share to stockholders of record as of September 25, 2012.  Based on the closing price of $18.77 per share on November 6, 2012, the current yield on an annualized basis is 7.0%.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Management believes FFO is of interest to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Most of the Company’s properties are “net leased”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs. Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2012 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website.  For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Rental income, net - Note 1	$11,792	$10,755	$34,570	$32,309

Operating expenses:
Depreciation and amortization	2,503	2,334	7,410	6,803
General and administrative	1,911	1,804	5,598	5,307
Real estate acquisition costs	93	131	259	176
Real estate expenses	644	553	1,949	1,711
Leasehold rent	77	77	231	231
Total operating expenses	5,228	4,899	15,447	14,228

Operating income	6,564	5,856	19,123	18,081

Other income and expenses:
Equity in net earnings of unconsolidated joint ventures	121	105	575	241
Gain on settlement of debt	-	-	-	1,240
Other income	6	9	230	61
Interest:
Expense	(3,383)	(3,150)	(10,121)	(9,906)
Amortization of deferred financing costs	(202)	(177)	(583)	(656)
Gain on sale of real estate	-	-	319	-

Income from continuing operations	3,106	2,643	9,543	9,061

Income from discontinued operations	264	122	602	646
Net gain on sales	15,050	-	17,254	932
Income from discontinued operations - Note 2	15,314	122	17,856	1,578

Net income	18,420	2,765	27,399	10,639
Less net income attributable to non-controlling interests	(6)	-	(13)	-

Net income attributable to One Liberty Properties, Inc.	$18,414	$2,765	$27,386	$10,639

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.21	$0.18	$0.64	$0.64
Income from discontinued operations	1.02	0.01	1.20	0.11
	$1.23	$0.19	$1.84	$0.75

Funds from operations - Note 3	$6,069	$5,286	$17,934	$17,115

Funds from operations per common share-diluted - Note 4	$0.41	$0.36	$1.21	$1.22

Weighted average number of common and
unvested restricted shares outstanding:
Basic	14,850	14,491	14,782	14,017
Diluted	14,950	14,491	14,882	14,017

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $343 and $1,034 for the three and nine months ended September 30, 2012 and $349 and $1,008 for the three and nine months ended September 30, 2011, respectively.

Note 2 -  Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $(12) and $(36) for the three and nine months ended September 30, 2012 and $(12) and $(39) for the three and nine months ended September 30, 2011, respectively.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$18,414	$2,765	$27,386	$10,639
Add: depreciation of properties	2,492	2,406	7,518	7,081
Add: our share of depreciation in unconsolidated joint ventures	162	97	464	273
Add: amortization of capitalized leasing expenses	29	18	79	54
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	22	-	60	-
Deduct: net gain on sales of real estate	(15,050)	-	(17,573)	(932)
Funds from operations	$6,069	$5,286	$17,934	$17,115

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$1.23	$0.19	$1.84	$0.75
Earnings allocated to unvested restricted stock	-	-	-	0.01
Add: depreciation of properties	0.17	0.16	0.51	0.51
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.03	0.02
Add: amortization of capitalized leasing expenses	-	-	0.01	-
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	-	-	-	-
Deduct: net gain on sales of real estate	(1.00)	-	(1.18)	(0.07)
Funds from operations per common share-diluted	$0.41	$0.36	$1.21	$1.22

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Real estate investments, net	$397,343	$390,369
Property contributed to joint venture	-	11,842
Properties held for sale (including related assets of $87 and $502)	3,173	10,986
Investment in unconsolidated joint ventures	17,312	5,093
Cash and cash equivalents	15,434	12,668
Unbilled rent receivable	13,346	12,303
Unamortized intangible lease assets	14,193	11,779
Other assets	8,257	5,696
Total assets	$469,058	$460,736

LIABILITIES AND EQUITY
Liabilities:
Mortgages and loan payable	$210,545	$198,879
Mortgages payable - property held for sale	-	6,970
Line of credit	6,350	20,000
Unamortized intangible lease liabilities	4,843	5,166
Other liabilities	10,817	10,774
Total liabilities	232,555	241,789

Total One Liberty Properties, Inc. stockholders' equity	236,025	218,285
Non-controlling interests in joint ventures	478	662
Total equity	236,503	218,947
Total liabilities and equity	$469,058	$460,736